Exhibit No. 99.1

Erie Indemnity Company Reports Fourth Quarter and Full Year 2004 Results

Erie, Pa., Feb. 23, 2005 – Erie Indemnity Company (NASDAQ: ERIE) today announced results for the fourth quarter and full-year 2004.

For the fourth quarter:

•	Net income increased to $61.3 million, up 42.2 percent from $43.1 million for the same period in 2003.

•	Net income per share-diluted increased to $.87 per share, compared to $.61 per share in the comparable quarter for 2003.

• Management fee revenue grew by 6.8 percent.

For the full-year 2004 results, Erie Indemnity reported:

•	Net income was up by 13.4 percent to $226.4 million, from $199.7 million at the end of 2003.

•	Net income per share-diluted increased to $3.21 per share at December 31, 2004, from $2.81 at year-end 2003.

•	Management fee revenue for the year was $945.1 million, up 7.6 percent over 2003.

“Erie Indemnity Company produced another year of solid results, while we continued to improve the underwriting profitability of the Property and Casualty Group,” noted Jeffrey A. Ludrof, President and Chief Executive Officer. “The combined efforts of our agents and employees have successfully positioned us to move confidently into 2005. It is imperative that we maintain our underwriting discipline as we now look to put greater emphasis on attracting and retaining the most desirable prospects and policyholders.”

The Company recorded an adjustment to decrease the provision for income taxes during the quarter in the amount of $4.5 million or about $.06 per share-diluted to reflect current tax recoverables. Also in the fourth quarter 2003, the Company recorded a deferred tax charge of about $.05 per share-diluted to record deferred taxes on the Company’s portion of the undistributed earnings of Erie Family Life. As a result of these adjustments to the respective fourth quarter results, the Company’s effective tax rate decreased to 27.6 percent from 37.9 percent for the fourth quarter of 2004 and 2003, respectively. Also in the fourth quarter 2003, the Company recorded a charge of $.07 per share-diluted to reduce the deferred acquisition cost asset to actual underlying costs.

The following analysis is presented on a business segment basis used internally by management to monitor and evaluate results.

Details of Fourth Quarter 2004 Results – Segment Basis

Management operations – Segment basis
Management fee revenue increased 6.8 percent to $220.7 million for the quarter ended December 31, 2004, from $206.7 million for the same period one year ago. The direct written premiums of the Property and Casualty Group, upon which management fee revenue is calculated, grew 5.9 percent to $912.9 million in the fourth quarter 2004, from $862.3 million in the fourth quarter of 2003. The management fee rate was set at 24.0 percent in the fourth quarter of 2004 and 2003.

Premium and policy growth was slower in 2004 relative to 2003 due to the Company’s increased emphasis on controlling exposure growth and improving risk selection. The growth in policies in force was 0.7 percent at December 31, 2004, compared to 6.7 percent at December 31, 2003. New premium written declined 13.2 percent to $85.3 million in the fourth quarter of 2004 from $98.3 million in the fourth quarter of 2003. In the fourth quarter of 2004, personal lines new premium written declined 16.9 percent, while commercial lines new premium written declined 4.2 percent compared to the same period in 2003. Policy retention rate declined to 88.4 percent at December 31, 2004, from 88.7 percent at September 30, 2004, and 90.2 at December 31, 2003.

Service agreement revenue was down 96.7 percent to $54,000 on $.9 million in non-affiliated assumed reinsurance premiums in the fourth quarter of 2004, compared to $1.7 million on $27.6 million in non-affiliated assumed reinsurance premium recorded in the fourth quarter of 2003. Service charge revenue rose 2.5 percent to $5.6 million in the fourth quarter of 2004 versus $5.5 million for the same period in 2003.

The cost of management operations increased 9.1 percent to $172.4 million in the fourth quarter of 2004, from $158.0 million for the same period in 2003. Commission costs increased 7.6 percent to $121.9 million, from $113.3 million in the fourth quarter 2003.
Commission costs were also affected in the fourth quarter 2004 by the recognition of reduced commercial commission rates, which are effective for premium payments received on or after January 1, 2005. Commission costs were reduced by $5.2 million in the fourth quarter 2004 to reflect this reduced commercial commission obligation. Included in commissions are agent bonuses that increased $6.6 million in the fourth quarter of 2004.

Fourth quarter costs of management operations, excluding commissions, increased 12.9 percent to $50.4 million in 2004, from $44.7 million in 2003. Personnel costs totaled $29.1 million for the fourth quarter 2004 versus $25.9 million in the same period in 2003, an increase of 12.6 percent. Salaries and wages rose 12.8 percent to $21.8 million in the quarter. Retirement benefit costs increased to $2.8 million in the fourth quarter of 2004 from $1.8 million in the fourth quarter of 2003, due to a lower discount rate assumption used to calculate the pension costs. The growth in the cost of management operations other than commissions was affected by additional professional and consulting fees in connection with the company’s Sarbanes-Oxley 404 certification in 2004. In the fourth quarter 2004, the Company incurred about $0.5 million in professional and consulting fees related to this effort.

Insurance underwriting operations – Segment basis
The Company’s insurance underwriting operations recorded losses of $0.9 million and $8.0 million in the fourth quarters of 2004 and 2003, respectively. The reported statutory combined ratio for the Property & Casualty Group for the fourth quarter was 100.7, compared to 102.1 for the fourth quarter of 2003. The Property & Casualty Group experienced a private passenger auto adjusted statutory combined ratio in the fourth quarter of 2004 of 103.9, which is seasonally the highest loss quarter for the personal auto line. Historically the Company incurs more personal auto claims in the fourth quarter of each year than any other quarter. The Property & Casualty Group strengthened some personal auto reserves for prior accident year claims during the fourth quarter of 2004. The Property & Casualty Group’s workers compensation reserves were also strengthened in the fourth quarter 2004 by about $28 million, approximately $20 million of which represents development of prior year claims.

The Company’s reported GAAP combined ratio was 101.7 for the quarter versus 115.8 for the same quarter in 2003.

The Company’s share of catastrophe losses totaled $0.5 million and $0.8 million for the three-month periods ended December 31, 2004 and 2003, respectively.

Charges under the excess-of-loss reinsurance agreement with the Exchange were $1.7 million in the fourth quarter 2004 versus $0.7 million in charges recorded during the fourth quarter 2003.

Investment operations – Segment basis
Net revenue from investment operations for the fourth quarter of 2004 reflects income of $31.6 million, compared to $21.8 million in income for the same period in 2003. The performance of investment operations continues to benefit from improvements in the fixed income and equity markets. Net investment income increased by 4.3 percent to $15.9 million for the quarter ended December 31, 2004, from $15.3 million for the same period in 2003. Net realized gains on investments of $11.7 million were recorded during the fourth quarter of 2004 compared to $4.6 million for the fourth quarter of 2003. Equity in earnings of limited partnerships generated gains of $2.9 million compared to losses of $0.6 million for the fourth quarter of 2003.

The Company’s earnings from its 21.6 percent equity ownership of EFL totaled $1.1 million for the fourth quarter of 2004 compared to $2.4 million in the fourth quarter 2003.

As part of the Company’s capital management plan, the Company repurchased approximately 188,000 shares of Erie Indemnity Company Class A common stock during the fourth quarter of 2004, at an average cost of $50.36 per share. The move is part of a $250 million share repurchase program reauthorized by the Board of Directors in 2003.

Details of 2004 Year-end Results – Segment Basis

Management operations – Segment basis
Management fee revenue for 2004 was up 7.6 percent from a year earlier to $945.1 million. In 2004, direct written premium, upon which the management fee is based, was up 8.9 percent over 2003 to $4.0 billion. Personal lines premium rose 9.4 percent, while commercial lines saw a 7.6 percent increase. An increase in average premium per policy contributed to the increase in direct written premium. In 2004, the management fee rate was set at 23.5 percent for the first six months of the year and 24.0 percent for the last six months of the year, averaging 23.75 percent. The Company’s Board of Directors set the management fee rate at 23.75 percent beginning January 1, 2005.

Premium rate increases have also contributed to reduced new policy sales and to reduced policy retention. In August 2004, the Company implemented insurance scoring for underwriting purposes for its private passenger auto and homeowners lines of business in all operating states except Maryland, in response to changing competitive market conditions. The Company has developed a multi-tiered price segmentation model that incorporates insurance scoring, among other risk characteristics, that has been deployed for new policies effective March 1, 2005, and renewal policies effective April 1, 2005, in most states.

Premium increases anticipated due to pricing actions filed and approved or awaiting approval through December 31, 2004, could amount to approximately $8 million in additional premium for the Property Casualty Group in 2005. The anticipated 2005 premium from pricing actions is lower as a result of improved loss experience and the rate decreases taken in conjunction with the rollout of segmented tiered pricing. Regulatory restrictions in certain states surrounding the implementation of tiered pricing had the effect of delaying price increases for certain policyholders in 2005.

Costs of management operations increased by 11.1 percent during 2004. Commission costs to independent agencies – which make up over half of the Company’s expenses – rose 11.9 percent to $531.2 million in 2004, from $474.7 million for 2003. Included in commissions are agent bonuses that are based principally on the underwriting profitability of the direct business written within the Property and Casualty Group by the independent agency. The provision for Agent bonuses totaled $46.2 million in 2004 compared to $24.0 million in 2003.

The cost of management operations, excluding commissions, increased 8.8 percent in 2004 to $193.1 million from $177.5 million in 2003. This was due primarily to increases in personnel costs. Personnel costs increased 12.1 percent in 2004 compared to 2003 as a result of increased employee staffing levels and increased employee benefit costs. Salaries and wages rose 12.2 percent, while employee benefit costs rose 12.9 percent. Retirement and savings plan costs rose 47.9 percent to $9.9 million in 2004, from $6.7 million in 2003 as a result of a lower assumed discount rate assumption for retirement plan obligations.

Insurance underwriting operations – Segment basis
The Company’s 5.5 percent share of the Property and Casualty Group’s underwriting losses totaled $4.4 million in 2004 compared to $24.9 million in 2003, yielding a reported GAAP combined ratio of 102.1 for 2004 compared to 113.0 in 2003.

The reported statutory combined ratio for the Property & Casualty Group was 95.6 for 2004, compared to 109.5 for 2003. The improvement in 2004 underwriting results on direct business reflects the impact of the underwriting profitability initiatives implemented in 2003 to offset increased claim severity and control exposure growth. In addition, the Property and Casualty Group experienced positive development on losses of prior accident years of $71.6 million in 2004, compared to adverse development on losses of prior accident years of $4.2 million in 2003. Catastrophe losses of the Property and Casualty Group were $73.3 million and $182.7 million in 2004 and 2003, respectively.

The Company’s share of catastrophe losses totaled $4.0 million and $10.0 million, for the years ended December 31, 2004 and 2003, respectively.

Charges under the excess-of-loss reinsurance agreement with the Exchange for the year totaled $7.7 million in 2004 compared to recoveries of $6.5 million for 2003. The annual premium paid to the Exchange under this agreement totaled $3.6 million and $2.5 million in 2004 and 2003, respectively.

The Policyholder surplus of the Exchange has shown steady growth in the past two years, rising from $2.1 billion in 2002 to $2.8 billion in 2004, further strengthening the Exchange’s financial position.

Investment operations – Segment basis
For the year ended December 31, 2004, net revenue from investment operations increased by 26.4 percent to $93.7 million compared to $74.2 million for the same period in 2003. Net realized gains on investments were $18.5 million for the year ended December 31, 2004, compared to $10.4 million at December 31, 2003. There were no impairment charges recognized in net realized gains on investments in 2004.

Net investment income totaled $61.0 million for the year ended December 31, 2004, and $58.3 million for 2003, up 4.6 percent from 2003. Included in net investment income are primarily interest and dividends on the Company’s fixed maturity and equity security portfolios.

For the year ended December 31, 2004, equity in gains of limited partnership investments amounted to $8.7 million, compared to losses of $2.0 million in 2003. Impairment charges on limited partnerships totaled $1.2 million in 2004 compared to impairment charges of $5.0 million in 2003. Equity in earnings of Erie Family Life was $5.6 million in 2004, compared to $7.4 million for the same period in 2003.

As part of the Company’s capital management plan, the Company repurchased more than 1.1 million shares of Erie Indemnity Company Class A common stock during 2004, at an average cost of $47.20 per share. The move is part of a $250 million share repurchase program reauthorized by the Board of Directors in 2003. The remaining authorization under the program, which expires December 31, 2006, as of December 31, 2004 is approximately $196 million. In addition, the Board approved an increase in shareholders’ dividends at its regular December 2004 meeting. For each Class A share, the quarterly dividend was raised from $0.215 to $0.325. The quarterly dividend for Class B shares was raised from $32.25 to $48.75. The new dividend represented a 51 percent increase in the payout per share, and about a 2.5 percent yield at the time of the decision.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 368 on the FORTUNE 500 and is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.
News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2004 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

Statements of operations and financial position and other information will follow.